Contact:	Robert E. Rout Senior Executive Vice President, Chief Financial Officer and Secretary 724-465-1487

TO BE RELEASED:
9:00 a.m. Tuesday, October 16, 2007

S&T Bancorp, Inc. Announces Earnings

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ:STBA) today announced earnings for the third quarter and year-to-date 2007. Diluted earnings per share were $0.63 in the third quarter of 2007 as compared to $0.57 for the third quarter of 2006, representing an 11 percent increase. Net income was $15.7 million in the third quarter of 2007, as compared to $14.7 million for the same period of 2006. Annualized return on average assets and return on average equity was 1.85 percent and 19.17 percent, respectively, for the three months ended September 30, 2007, compared to 1.77 percent and 16.95 percent for the three months ended September 30, 2006.

For the nine months ended September 30, 2007, net income totaled $42.8 million, and diluted earnings per share were $1.72, compared to $40.1 million of net income and $1.54 diluted earnings per share for the nine months ended September 30, 2006. Annualized return on average assets and return on average equity for the nine months ended September 30, 2007 were 1.71 percent and 17.37 percent, respectively, compared to 1.65 percent and 15.40 percent for the same period in 2006.

James C. Miller, chairman and chief executive officer, commented, "I am especially pleased with our performance this quarter given that the economic and interest rate environment continues to be a challenging one for all banks. I believe S&T is well positioned for future growth opportunities and to leverage our de novo branching and other strategic initiatives implemented over the last 18 months."

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Net interest income, on a fully taxable equivalent basis, increased by approximately $0.5 million or 2 percent to $30.5 million for the third quarter of 2007 as compared to the same period of 2006. Net interest income on a fully taxable equivalent basis for the nine months ended September 30, 2007 was $90.0 million, as compared to the $88.4 million for the nine months ended September 30, 2006. The net interest margin, on a fully taxable equivalent basis for 2007, was 3.86 percent, 3.86 percent and 3.85 percent for the third quarter, second quarter and nine months ended September 30, respectively. For the same periods in 2006, the net margin was 3.87 percent, 3.82 percent and 3.88 percent, respectively.

Earning assets have increased $78.0 million over the past 12 months, primarily driven by a $77.9 million or 4 percent increase in commercial lending and a $56.4 million or 9 percent increase in consumer lending. Investment securities were reduced over the 12-month period by $56.3 million. Deposits increased $84.1 million over the same 12-month period. Overall loan balances increased only slightly by $8.3 million in the third quarter 2007 as compared to the second quarter 2007. This slower than normal growth was primarily due to a number of seasoned commercial real estate credits refinancing in the secondary market to take advantage of favorable rates and terms. Commercial real estate loans decreased by $27.7 million during the third quarter of this year compared to the second quarter. Commercial and industrial loan growth was a fairly strong $16.1 million during the same linked quarter comparison.

Noninterest income, excluding investment security gains, increased 6 percent or $1.6 million for the nine-month period ended September 30, 2007, as compared to the same year ago period, primarily due to a reclassification of investment securities held in the deferred compensation plan trust to a trading classification from available for sale classification. The reclassification generated a one-time favorable adjustment to other noninterest income of $1.2 million in the third quarter of 2007. This accounting

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methodology change was made per Emerging Issues Task Force No. 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested," to eliminate future income statement volatility related to the accounting of the deferred compensation plan. Other increases to noninterest income include $0.5 million for insurance and $0.5 million for debit/credit card activities. Offsetting these increases was a $0.2 million reduction in letter of credit revenues. Also affecting year over year comparisons of noninterest income is the effects of a $0.4 million favorable adjustment in 2006 for Wealth Management revenues relative to a change in accrual methodologies.

Equity security gains for the first nine months of 2007 were $3.3 million, a $1.0 million decrease from the same period of 2006 due to fewer market opportunities this period and strategic repositioning of the portfolios. All of the equity security gains for the third quarter 2007 were the result of mergers for three equity securities, per Emerging Issues Task Force No. 91-5, "Nonmonetary Exchange of Cost-Method Investments." The equity securities portfolio had a market value of $41.9 million and net unrealized gains of $7.1 million at September 30, 2007, as compared to values of $55.3 million and $16.1 million, respectively, at December 31, 2006.

Noninterest expense increased $3.2 million or 6 percent for the first nine months of 2007 as compared to the 2006 period. Salaries and employee benefit expense increased $2.8 million, or 10 percent, for the first nine months of 2007 as compared to the 2006 period due to the impact of normal merit increases, and increased incentive accruals due to improved earnings in the current year. The majority of S&T's incentive plans are based upon earnings per share growth. Full-time average equivalent staff decreased by 9 to 795 during the period, primarily as a result of productivity initiatives in retail.

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Occupancy and equipment expense increased $0.9 million during the nine-month period as a result of several facility remodelings and additions that occurred during the last 12 months. The efficiency ratio, which measures noninterest expense to noninterest income, excluding net security gains, plus net interest income on a fully taxable equivalent basis, was 46 percent and 44 percent for the nine-month periods ended September 30, 2007 and 2006, respectively.

Asset quality metrics are well within acceptable tolerances. Nonperforming assets totaled $15.3 million or 0.46 percent of total assets at September 30, 2007 as compared to $15.6 million or 0.46 percent at June 30, 2007 and $20.4 million or 0.61 percent at December 31, 2006. Net loan charge-offs for the first nine months of 2007 were $3.7 million or 0.18 percent of average loans on an annualized basis compared to $12.4 million or 0.64 percent for the first nine months of 2006 when three significant commercial relationships encountered problems.

The allowance for loan losses at September 30, 2007 was $34.1 million or 1.24 percent of total loans as compared to $33.2 million or 1.25 percent at December 31, 2006. In the third quarter of 2007, S&T recorded a provision for loan loss of $1.1 million as compared to a provision for loan loss of $1.4 million in the third quarter of 2006. For the nine months ended September 30, 2007, the provision for loan loss was $4.6 million as compared to $8.6 million for the nine months ended September 30, 2006. The provision for loan loss is based upon management's detailed quarterly analysis of the adequacy of the allowance for loan losses.

Todd D. Brice, president and chief operating officer, commented, "We continue to be very aggressive in dealing with potential problem loans. Commercial lending is an important component in our relationship banking strategy, and it is crucial that we maintain effective monitoring systems and take the appropriate steps when necessary."

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S&T Bancorp, Inc. declared a common stock quarterly dividend of $0.30 per share on September 17, 2007 which is payable on October 25, 2007 to shareholders of record as of October 1, 2007. This dividend represents a 3 percent increase over the $0.29 per share quarterly dividend declared a year ago and a 4 percent projected annual yield utilizing the September 30, 2007 closing market price of $32.09.

The S&T Bancorp, Inc. Board of Directors authorized stock buyback programs in 2005 and 2006 of one million shares each, or approximately 4 percent of shares outstanding in each year. On June 18, 2007, the S&T Bancorp, Inc. Board of Directors authorized an additional buyback program of one million shares until June 30, 2008. During 2006, S&T repurchased 1,031,700 shares through these programs at an average cost of $34.19 per share. During 2007, S&T has repurchased 971,400 shares at an average price of $32.74.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 49 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.4 billion, S&T Bancorp stock trades on the NASDAQ Global Select Market under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.